UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

Effective January 8, 2018, the Board of Directors of Towerstream Corporation (the “Company”) appointed John Macdonald, age 47, to serve as Chief Financial Officer of the Company.

Mr. Macdonald joined the Company as Corporate Controller in March 2017. Prior to joining the Company, Mr. Macdonald was the Assistant Corporate Controller at KVH Industries, a leading provider of mobile connectivity products and guidance and stabilization solutions from February 2015 to February 2017. Prior to that, he was Director of Accounting at APC by Schneider Electric, a manufacturer of critical power products and solutions provider for data centers and other applications, from May 2010 to February 2015. He began his career with Ernst & Young LLP serving as an assurance manager. A licensed Certified Public Accountant (CPA) in Massachusetts, he holds a Master of Business Administration from Bryant University and a BS in Business Administration from the University of Rhode Island.

There are no arrangements or understandings between Mr. Macdonald and any other persons, pursuant to which he was appointed as Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Macdonald and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Mr. Macdonald entered into an employment agreement on January 8, 2018 (the “Employment Agreement”) pursuant to which Mr. Macdonald will receive an annual base salary of $175,000 and be eligible for an annual bonus of up to 50% of his base salary. In addition, Mr. Macdonald is eligible for stock compensation in the future, at the Board of Director’s discretion. In the event of resignation for Good Reason (as defined in the Employment Agreement) or termination other than for Cause (as defined in the Employment Agreement) within 180 days of a Change of Control, Mr. Macdonald will be entitled to a severance payment equal to (i) the greater of his continued base salary through the balance of the term, as renewed, or 6 months of his then base Salary, (ii) continued participation in Company welfare benefit plans (including health benefits) on the same terms as immediately prior to termination and to be paid in full by the Company for not less than 12 months of continuation of benefits and (iii) immediate vesting of all stock options and equity awards; provided, that he executes an agreement releasing Company and its affiliates from any liability. The agreement has an initial term of two years and may be extended for additional one year terms.

On January 5, 2018, Laura Thomas resigned from her position as Chief Financial Officer of the Company effective immediately and Ms. Thomas and the Company entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Thomas will receive a severance payment of (i) current base salary of $240,000 through January 5, 2018, (ii) three months of current base salary of $240,000, payable in six bi-weekly payments of $10,000, less applicable statutory deductions and tax withholdings, (iii) $44,310 in earned annual bonus for the fiscal year ended December 31, 2017, and (iv) $5,076.92 in accrued but unused vacation time. In addition, all of Ms. Thomas’ outstanding options shall vest immediately.

Unless revoked, the Separation Agreement becomes effective eight days following execution. Ms. Thomas’ decision to resign did not result from any disagreement with the Company, the Company’s management or the Board of Directors.

The foregoing description of the terms of the Employment Agreement and Separation Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Employment Agreement and Separation Agreement, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Board of Directors

On January 9, 2018, Paul Koehler and Donald MacNeil resigned from their positions as members of the Board of Directors and all committees thereof. Mr. Koehler’s and Mr. MacNeil’s resignations were not due to any disagreement related to the Company’s operations, policies or practices, financial status or financial statements. Mr. MacNeil was appointed to the Company's Board of Advisors upon his resignation from the Board of Directors. He will receive a cash fee of $2,000 per month for services provided as an advisor.

Also on January 9, 2018, to fill the vacancy created by these resignations, the Board of Directors of the Company appointed Ernest Ortega to serve as a member of the Company's Board of Directors. Mr. Ortega currently serves as the Chief Executive Officer of the Company. There is no family relationship between Mr. Ortega and any of the Company's other officers or directors. There is no new material contract or arrangement pursuant to which Mr. Ortega shall serve aside from the employment agreement previously entered into with respect to his role as Chief Executive Officer of the Company, the terms of which can be found in Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 24, 2017.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1	Employment Agreement with John Macdonald dated January 8, 2018
10.2	Separation Agreement with Laura Thomas dated January 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: January 11, 2018	By:	/s/ Ernest Ortega
Ernest Ortega
Chief Executive Officer